Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Hersha Hospitality Trust:

We consent to the use of our reports dated February 25, 2020, with respect to the consolidated balance sheets of Hersha Hospitality Trust and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference. Our report refers to changes in accounting for leases and historical property sales.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 28, 2020